Prudential Investments LLC

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

September 1, 2008

Board of Directors

Dryden US Equity Active Extension Fund

Gateway Center Three

100 Mulberry Street

Newark, New Jersey 07102

Re:	Fees and Expenses

______________________________________________________

To the Board of Directors:

The Manager has contractually agreed until December 31, 2009 to reimburse and/or waive fees so that the net annual Fund operating expenses (exclusive of distribution and service (12b-1) fees, dividend expenses related to short sales, extraordinary expenses and certain other expenses such as taxes, interests and brokerage commissions) of each class of shares do not exceed 1.25% of the Fund's average daily net assets.

Prudential Investments LLC

By:	/s/Robert F. Gunia

Robert F. Gunia

Executive Vice President